Exhibit 99.1

Horizon Bancorp, Inc. Announces the Appointment of Banking Industry Leader Thomas Prame as President

MICHIGAN CITY, Ind., August 2, 2022 — (NASDAQ GS: HBNC) Horizon Bancorp, Inc. (“Horizon” or the “Company”) today announced that it named Thomas M. Prame as President of the Company and its wholly owned subsidiary, Horizon Bank. The appointment is effective August 15, 2022 and represents an important step in Horizon’s strategic expansion of its leadership team. In his new position, Mr. Prame will seek to advance Horizon’s expansion of lending teams, technology, durable customer relationships, and low-cost Midwest deposit franchise to further position the Company for long-term sustainable growth.

“I am very pleased to welcome Thomas to the Horizon executive team,” said Chairman and CEO Craig M. Dwight. “Thomas brings extensive strategic leadership and digital technology experience along with a deep understanding of our local markets that will enable Horizon to continue serving the growing numbers of consumers and businesses in Indiana, Michigan and throughout the Midwest.”

Mr. Prame joins Horizon following a successful career at First Midwest Bancorp, where he held a variety of executive officer positions of increasing responsibility since joining First Midwest in 2012. Prame most recently served as the Executive Vice President and CEO of Community Banking. While at First Midwest, he created and executed strategic plans that significantly increased digital technology, sales productivity, and improved efficiency. First Midwest merged with Old National Bancorp earlier this year. Prior to joining First Midwest, he held senior level retail bank positions with RBS Citizens Bank, Colonial Bank, CitiMortgage and Fifth Third Bank. He received his MBA in finance from the University of Notre Dame and his bachelor’s degree in economics from the University of Rochester.

“I am excited to join the Horizon team,” said Mr. Prame. “I am inspired by the culture the bank has created, and I look forward to leading our talented and dedicated team. Together, we will expand our technology-enabled business model and continue to position Horizon for long term success. I look forward to being part of the people first culture that Craig and the Horizon team have established.”

About Horizon Bancorp, Inc.

Horizon Bancorp, Inc. (NASDAQ GS: HBNC) is the $7.4 billion–asset bank holding company for Horizon Bank, which serves customers across diverse and economically attractive Midwestern markets through convenient digital and virtual tools, as well as its Indiana and Michigan branches. Horizon’s retail offerings include prime residential, indirect auto, and other secured consumer lending to in–market customers, as well as a range of personal banking and wealth management solutions. Horizon also provides a comprehensive array of in–market business banking and treasury management services, with commercial lending representing over half of total loans. More information on Horizon, headquartered in Northwest Indiana’s Michigan City, is available at horizonbank.com and investor.horizonbank.com.

Contact:

Craig Dwight, Chairman & CEO

Phone: (219) 873-2725

Fax: (219) 873-9280